Exhibit 99.1

Liberty Interactive Corporation Announces Terms of Rights Offering
Englewood, Colorado, September 7, 2012 - Liberty Interactive Corporation (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) announced today that it has determined the per share subscription price, commencement date and expiration date for its previously announced rights offering.
On August 9, 2012, in connection with the creation of its new Liberty Ventures tracking stock, Liberty Interactive distributed subscription rights to purchase share of Series A Liberty Ventures common stock (each, a Series A Right). Each whole Series A Right entitles its holder to subscribe, at a per share subscription price of $35.99, for one share of Series A Liberty Ventures common stock pursuant to a basic subscription privilege, and also entitles the holder to subscribe for additional shares of Series A Liberty Ventures common stock pursuant to an oversubscription privilege. The rights offering will commence on Wednesday, September 12, 2012, and will expire at 5:00 p.m., New York City time, on Tuesday, October 9, 2012, unless extended by Liberty Interactive Corporation. Trading in the Series A Rights under the symbol “LVNAR” is expected to commence on the Nasdaq Global Select Market on Wednesday, September 12, 2012. Materials relating to the rights offering, including a copy of the proxy statement/prospectus which contains important information about Liberty Interactive, the Series A Liberty Ventures common stock and the rights offering, and certificates representing the Series A Rights will be distributed on or about September 12, 2012, to the record date holders who received Series A Rights in the distribution.
None of Liberty Interactive Corporation, its board of directors or any committee of its board of directors is making any recommendation to rightsholders as to whether to exercise or sell their Series A Rights. This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell shares of Series A Liberty Ventures common stock. Rights holders should carefully read the proxy statement/prospectus insofar as it relates to the rights offering before making any decisions with respect to their Series A Rights.
About Liberty Interactive Corporation
Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: Liberty Interactive Group and Liberty Ventures Group. The Liberty Interactive Group (Nasdaq: LINTA, LINTB) is primarily focused on digital commerce and consists of Liberty Interactive Corporation's subsidiaries Backcountry.com, Bodybuilding.com, Celebrate Interactive (including Evite and Liberty Advertising), CommerceHub, MotoSport, Provide Commerce, QVC, Right Start, and Liberty Interactive Corporation's interests in HSN and Lockerz. The Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consists of Liberty Interactive Corporation's non-consolidated assets, including interests in AOL, Expedia, Interval Leisure Group, Time Warner, Time Warner Cable, Tree.com (Lending Tree), TripAdvisor and various green energy investments.

Liberty Interactive Corporation
Courtnee Ulrich, 720-875-5420